EXHIBIT 99.1 FOR IMMEDIATE RELEASE Federal Signal Corporation Announces Completion of Sale of Bronto Skylift Bronto was expected to contribute about $0.03 per share to the Company’s previously issued 2015 outlook OAK BROOK, Ill., Jan. 29, 2016 — Federal Signal Corporation (NYSE:FSS), a leader in environmental and safety solutions, today completed the sale of its Bronto Skylift business to Morita Holdings Corporation (TYO:6455), as previously announced on December 11, 2015. Bronto was the only remaining operation in Federal Signal's Fire Rescue Group. With completion of the transaction, Federal Signal will no longer operate the Fire Rescue Group. The consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 will present the Fire Rescue Group as a discontinued operation.oto "We would again like to thank all of the talented employees of Bronto for their commitment and dedication," said Dennis J. Martin, Federal Signal's Executive Chairman. "We wish Morita and the Bronto team the very best as they build the future success of the business." "We believe strongly that this sale maximizes the value of Bronto for the benefit of our shareholders. It allows us to focus on our core businesses, as we pursue strategic acquisition opportunities and redeploy our capital more effectively," said Jennifer L. Sherman, Federal Signal's Chief Executive Officer. "When we provided our revised earnings outlook for 2015 after our third quarter, we were expecting Bronto to contribute about $0.03 per share for the year." Bronto is a leading manufacturer and supplier of sophisticated, vehicle-mounted, aerial platforms for fire fighting, rescue and industrial applications. It manufactures its products in Finland and sells globally under the Bronto Skylift® brand. Its net sales and operating income for the twelve month period ended September 30, 2015 were $131.9 million and $6.2 million, respectively. About Federal Signal Federal Signal Corporation (NYSE:FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Brian Cooper, Chief Financial Officer, +1-630-954-2000, bcooper@federalsignal.com ###